UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2018

AB INTERNATIONAL GROUP CORP.
(Exact name of Registrant as specified in its charter)

Nevada	33-199238	37-1740351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16th Floor, Rich Towers, 2 Blenheim Avenue

Tsim Sha Tsui, Kowloon, Hong Kong

(Address of principal executive offices)

(852) 2622-2891

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On April 9, 2018, AB International Group Corporation (the “Company”) acquired all of the issued and outstanding stock (the “Shares”) of KryptoKiosk Limited, a Hong Kong company (“Krypto”) from its sole shareholder, Aura Blocks Limited, a Hong Kong company (“Seller”). In consideration for the acquisition of the Shares the Company paid the Seller HK$2, and, in addition, paid the Seller USD$200,000 in consideration for the retirement in full of a debt in the amount of USD$1,200,000 owed by Krypto to the Seller. Krypto’s assets consist mostly of intellectual property, including, but not limited to, certain domain names, copyrights, trademarks, and patents pending, but also include contract rights and personal property.

ITEM 3.02 Unregistered Sales of Equity Securities.

In connection with the transactions set forth in Item 2.01, the Company entered into a Deed of Assignment with Krypto and three individuals (the “Holders”), pursuant to which the Holders assigned all of their rights under a convertible note issued by Krypto to the Holders, in an original principal amount of USD$4,800,000 (the “Note”). In consideration of the assignment the Company issued the Holders 2,400,000 shares of the Company’s common stock. The Holders are accredited investors. The shares were issued pursuant to the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). The Holders acquired the shares for their own accounts and were provided access to both information regarding the Company and the Company’s officers and directors. The certificates representing the shares will contain a standard restrictive legend.

On March 19, 2018, the Company entered into consulting agreements (the “Agreements”) with four consultants (the “Consultants”). The Agreements have terms or either two or three years. Under the Agreements the Consultants will provide services to the Company in Hong Kong and China related to blockchain technology and krypto kiosks. In consideration for the services provided by the Consultants, the Company has issued the Consultants a total of 1,100,000 shares of the Company’s common stock. The Consultants are accredited investors. The shares were issued pursuant to the exemption from registration provided by Rule 4(a)(2) of the Act. The Consultants acquired the shares for their own accounts and were provided access to both information regarding the Company and the Company’s officers and directors. The certificates representing the shares will contain a standard restrictive legend.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2018, the board of directors (the “Board”) of the Company appointed the following individuals to serve in the following roles:

Paul Vickery, age 46, serves as the Company’s Chief Operating Officer and Vice President. Mr. Vickery is an entrepreneur, brand manager, Sales and Marketing specialist and inventor with forward thinking vision. Over the past 30 years Mr. Vickery has established many businesses in niche fields such as advertising, over-the-counter medicine, fashion, and the commercial vending space. Throughout his career Mr. Vickery has worked with some of the largest brands in the world such as Honda, Nestlé, Vespa and Coca-Cola. He has extensive experience in branding, marketing and business structure along with a strong business acumen.

Cameron Shakespeare, age 27, serves as the Company’s Vice President, Sales & Marketing. Mr. Shakespeare is a self-taught entrepreneur and business builder and has developed several businesses in the fields of commercial vending, education, direct sales and logistics over the past 10 years, focusing primarily on technological infrastructure, procedures and internal business systems.

Dennis Chung, age 54, serves as a Vice President of the Company. Mr. Chung has over 20 years of experience working with both new startups and larger enterprise technology companies. Having worked in research and development, sales, and engineering, Mr. Chung is able to bring a unique perspective to what it takes to launch and maintain new software products. Mr. Chung understands how to craft products that take into account all parts of an organization while maintaining a customer-centric approach.

Each of the foregoing individuals are at will employees and do not have employment agreements with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AB INTERNATIONAL GROUP CORP.

Dated: April 10, 2018	By:	/s/ Chiyuan Deng
Chiyuan Deng,
Chief Executive Officer

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